Exhibit 99.1

American Resources Corporation Records Record Revenue for August 2018

September 10th, 2018 | Source: American Resources Corp.

FISHERS, INDIANA / ACCESSWIRE / September 10th, 2018 / American Resources Corporation (OTCQB: AREC) is pleased to announce that it has achieved record coal sales and revenues for the month of August, 2018. After the record month of August, the company is announcing unaudited year-to-date gross revenue of $19,839,633, with four more months to go in the year. This result compares to $20,820,998 for the full-year 2017 gross revenue.

The increase in revenue was partially a result of a series of new mines going into production in mid-2018 (the Wayland Surface mine, the Razorblade Surface mine and Jeffery Mine), along with stronger performance at two of the company’s existing underground mines (Mine #15 and Access Energy). American Resources Corporation expects the Razorblade Surface mine to continue to increase production during the remainder of 2018, with the goal of hitting full production in the fourth quarter of this year.

“We are pleased with the overall progress and growth of our company”, stated Kirk Taylor, Chief Financial Officer of American Resources Corporation. “While we have been very strategic in how we expand our production from our various operations, we are starting to see the benefits of our plan take hold. We look forward to the potential for continued growth and expansion as we further execute our operating plan.”

American Resources Corporation continues to focus on its growth objective by efficiently leveraging its 35 core mining permits and through identifying strategic, supplemental acquisitions. The company is committed to being one of the lowest cost operators in CAPP and throughout all its coal mining, processing, and transportation operations.

About American Resources Corporation

American Resources Corporation is engaged in diversified energy services including mining, processing and logistics, with a primary focus on traditional energy sources such as coal and oil and gas. American Resources Corporation plans to expand its business by continuing to develop its currently leased properties and further expanding its processing and logistics business, and through the pursuit of strategic acquisitions.

Website:

http://www.americanresourcescorp.com

Contact:

Mark LaVerghetta, Vice President of Corporate Finance and Communications investor@americanresourcescorp.com

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

Source: American Resources Corporation